Exhibit 99.(d)(x)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 1st day of April, 2018 between Lord Abbett Distributor LLC (“Lord Abbett Distributor”), and Lord Abbett Research Fund, Inc. (the “Company”) with respect to Lord Abbett Calibrated Dividend Growth Fund (“Calibrated Dividend Growth Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Calibrated Dividend Growth Fund, Lord Abbett Distributor agrees for the time period set forth in paragraph 2 below to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

2.	This Agreement will be effective from April 1, 2018 through March 31, 2019. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

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IN WITNESS WHEREOF, Lord Abbett Distributor, and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord Abbett Distributor llc
By:	Lord, Abbett & Co. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Lord Abbett Research Fund, Inc.

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary
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